UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  August 27, 2014

FUSE SCIENCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-22991	87-0460247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6135 NW 167th Street #E-21, Miami Lakes, FL 33015
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (305) 503-3873

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.
Item 3.02                      Unregistered Sales of Equity Securities.

On August 27, 2014, Fuse Science, Inc., a Nevada corporation (the “Company”) entered into a series of exchange agreements (the “Exchange Agreements”) with certain holders (each a “Holder”; collectively the “Holders”) of convertible debentures and promissory notes in the principal face amount of $1,697,000 (each a “Note” and collectively, the “Notes”) previously issued by the Company.  Pursuant to the Exchange Agreements, the Holders exchanged the Notes and relinquished any and all other rights they may have pursuant to the Notes in exchange for 1,500,000 (post Reverse Split (as defined below)), shares of newly designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”).  Such exchanges were conducted pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Series A Preferred

Each share of Series A Preferred Stock has a stated value of $2.00 and is convertible into shares of common stock equal to the stated value (and all accrued but unpaid dividends) divided by a conversion price equal to the lower of (i) $0.02 and (ii) twenty percent (20%) of the lowest VWAP of the common stock on the trading day during the twenty  (20) consecutive trading days ending on the trading day immediately preceding the conversion date (subject to adjustment).  The Series A Preferred Stock accrues dividends at a rate of 12% per annum, payable quarterly in arrears in cash or in kind, subject to certain conditions being met.  The Series A Preferred Stock contains a seven year “make-whole” provision such that if the Series A Preferred Stock is converted prior to the seventh anniversary of the date of original issuance, the holder will be entitled to receive the remaining amount of dividends that would accrued from the of the conversion until such seven year anniversary.  The Company is prohibited from effecting the conversion of the Series A Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 2.49%, in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series A Preferred Stock.   All per share and dollar amounts referenced herein take into account the reverse split of the Company's issued and outstanding common stock on a 1 for 200 basis effective as of August 27, 2014 (the "Reverse Split").

The foregoing description of the Exchange Agreements and the Series A Preferred Stock and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of Exchange Agreement and the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Series A Certificate of Designation"), which are filed as Exhibits 10.1 and 3.1, respectively hereto, and which are incorporated herein by reference.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

        On August 27, 2014, the Company filed the Series A Certificate of Designation with the Secretary of State of the State of Nevada.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

3.1	Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Fuse Science, Inc., filed with the Secretary of State of the State of Nevada on August 27, 2014
10.1	Form of Exchange Agreement

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FUSE SCIENCE, INC.

Date: August 28, 2014	By:	/s/ BRIAN TUFFIN
Brian Tuffin
Chief Executive Officer